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                                                                     EXHIBIT 5.1

                       [Vinson & Elkins L.L.P. Letterhead]

October 20, 2006

Lexicon Genetics Incorporated
8800 Technology Forest Place
The Woodlands, Texas 77381

Ladies and Gentlemen:

     We have acted as counsel for Lexicon Genetics Incorporated, a Delaware corporation (the "Company"), in connection with the preparation of the prospectus dated June 13, 2006 (the "Prospectus") and the prospectus supplement dated October 20, 2006 (the "Prospectus Supplement") with respect to the Registration Statement on Form S-3 (Registration No. 333-122214) (the "Registration Statement") filed by the Company with the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended (the "Securities Act"), relating to the issuance and sale of up to 10,582,011 shares of the Company's common stock, par value $.001 per share (the "Shares"). The Shares are being offered, issued and sold pursuant to a Placement Agency Agreement dated October 20, 2006 by and among the Company, Banc of America Securities LLC and Lazard Capital Markets LLC (the "Placement Agency Agreement").

     In our capacity as your counsel for the matter referred to above, we have examined such statutes, including the Delaware General Corporation Law, corporate records, documents, certificates of public officials and other instruments and documents as we deemed necessary or advisable for purposes of this opinion. In giving such opinions, we have relied upon certificates of officers of the Company with respect to the accuracy of the material factual matters contained in such certificates. In making our examination, we have assumed the authenticity of all documents submitted to us as originals and the conformity with the original documents of all documents submitted to us as copies.

     In connection with this opinion, we have assumed that the Shares will be issued and sold in the manner set forth in the Prospectus Supplement and the Placement Agency Agreement.

     On the basis of the foregoing, and subject to the assumptions, limitations and qualifications set forth herein, we are of the opinion that the Shares, when issued and delivered against payment therefor as provided in the Placement Agency Agreement, will be validly issued, fully paid and non-assessable.

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     The opinions expressed herein are limited in all respects to the
Constitution of the State of Delaware and the Delaware General Corporation Law, as interpreted by the courts of the State of Delaware and the United States, and we are expressing no opinion as to the effect of the laws of any other jurisdiction.

     We hereby consent to references to this firm under the caption "Legal Matters" in the Prospectus Supplement and to the filing of this opinion as an exhibit to a Current Report on Form 8-K of the Company. In giving this consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act and the rules and regulations thereunder.

                                        Very truly yours,


                                        /s/ Vinson & Elkins L.L.P.